Exhibit 10.57

THIS AGREEMENT is made on                                       9th October 1998

BETWEEEN

1. UNITED BREWERIES INTERNATIONAL (UK) LIMITED, a company registered in England with number 1688201 whose registered office is at 75 Westow Hill, Crystal Palace, London SE19 1TX ("UBI (UK)"); and

2. UBSN LIMITED, a company registered in England with number 2367133 whose registered office is at 75 Westow Hill, Crystal Place, London SE19 1TX ("UBSN")

WHEREAS:

A. UB is the beneficial owner throughout the Territory of all property rights, registered and unregistered marks, names and other rights relating to the Trade Marks.

B. UB has granted UBI (UK) an exclusive licence for the purpose of enabling UBSN to use the Trade Marks in the Territory.

C. Pursuant to the rights granted by UB in the UBI (UK) Licence, UBI (UK) desires to enter into a distribution agreement with UBSN to carry on the business of preparing, brewing, selling, marketing and supplying Kingfisher Products in the Territory and UBI (UK) has agreed to grant to UBSN such rights in accordance with the terms of this Agreement.

IT IS AGREED as follows:

1.     Definitions

1.1 In this Agreement the following words and phrases shall, unless the context requires otherwise, have the following meanings:

Brewing Agreement                       the brewing agreement dated of even date
                                        herewith between UBI (UK), UBSN and SN.

Business Day                            a day,  and  other  than a  Saturday  or
                                        Sunday, on which clearing banks are normally open for business in the City of London;

Kingfisher Products                     lager and other beer products brewed and
                                        prepared for sale in bottled, canned and
                                        draught   form   and  any   other   form
                                        implemented by SN


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                                        under clause 4 of the Brewing  Agreement
                                        and marketed or to be marketed under the Trade Marks or any of them;

Original UBSN Licence                   the  licence  dated 14th August 1989 and
                                        made between UB and UBSN

person includes bodies corporate, individuals, firms, partnerships and any other body of persons whether incorporated or unincorporated.

SN Shepherd Neame Limited, a company registered in England with number 138256 whose registered office is at 17 Court Street, Faversham, Kent ME 13 7AX England

Term                                    the term of this Agreement

Territory                               the   United   Kingdom,   Belgium,   the
                                        Netherlands,   France,  Germany,  Italy,
                                        Austria,  Switzerland,  Finland, Sweden,
                                        Norway,   Denmark,   Eire,   Luxembourg,
                                        Iceland,  Greece,  Spain,  Portugal  and
                                        Liechtenstein;

Trade Marks the UK registered trade mark specified in Schedule 1 and all other registered and unregistered marks, names and rights in or relating to the "Kingfisher" name and the Kingfisher logo (such logo being represented in Schedule 1) owned and/or used by UB and licenced to UBSN for use throughout the Territory;

UB United Breweries Limited, a company registered in India with number 08/740 whose registered office is at 1/1 Vital Mallya Road, Bangalore 560 001, India;

UBI (UK) Licence                        the licence  dated of even date herewith
                                        between UB and UBI (UK).

Year each period of 12 calendar months during the term of this Agreement commencing on lst January and ending on 31st December except that the first Year shall be the period from the date of this Agreement to 31st December 1998 and the last Year shall be the period from lst January to the date of termination of this Agreement.

1.2 The headings in this Agreement are for convenience only and shall not affect its meaning.

1.3 References to a clause or Schedule are (unless otherwise stated) to a clause of and Schedule to this Agreement.


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1.4    Words importing the singular  include the plural and vice versa and words importing a gender include every gender.

2.     Appointment

2.1 UBI (UK) hereby appoints UBSN as its exclusive distributor of Kingfisher Products in the Territory.

2.2 Save in accordance with clause 13.4 and the provisions of the Brewing Agreement, UBI (UK) shall not, during the Term, grant to any other person any rights relating to the Kingfisher Products in the Territory.

2.3 With effect from the date of this Agreement, the Original UBSN Licence shall terminate.

3.     Sub-Licence of Trade Marks

3.1 Pursuant to the UBI (UK) Licence, UBI (UK) hereby grants to UBSN a sub-licence to use the Trade Marks and to do all things necessary to manufacture, package, market, distribute and sell Kingfisher Products in the Territory and specifically including the authorization to enter into the Brewing Agreement.

3.2 UBI (UK) shall co-operate with UBSN in ensuring that such licence is registered with the UK Trade Marks Registry and in making any necessary adjustments to existing registered user agreements.

3.3 UBI (UK) shall make and pursue application for registration of those of the Trade Marks which are not registered in the Territory. UBI (UK) shall co-operate with UBSN to ensure the recordal of UBSN's licence to use any Trade Marks which become registered in the Territory following the date of this Agreement.

4.     Royalty

4.1 UBSN shall pay to UBI (UK) a royalty for all Kingfisher Products supplied in the Territory at the rate of 50p per hectolitre brewed.

4.2 UBSN shall supply to UBI (UK) half yearly a statement of the number of hectolitres of Kingfisher Products supplied in the Territory by it in the 6 months immediately preceding each such statement together with payment of the royalty calculated thereon pursuant to clause 4.1 UBSN shall maintain such records as are necessary for the purpose.


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5.     Term

5.1 This agreement shall commence on the date hereof and shall continue (unless terminated earlier in accordance with its terms) for a period of 10 years (the "Initial Term")

5.2 At any time within the period of two years prior to expiry of the Initial Term, either UBI (UK) or UBSN may serve notice on the other (an "Extension Notice") requesting an extension of the Term beyond the Initial Term subject to such revisions to this Agreement as may be specified in such notice and mutually agreed upon between the parties.

6.     Termination

6.1 UBI (UK) may, without prejudice to any other rights it may have, immediately upon giving notice terminate this Agreement in the following event:-

6.1.1 UBSN commits a substantial breach of clause 13 of this Agreement and such breach (if capable of remedy) continues for 30 days after notice from UBI
       (UK) specifying the breach and requiring the same to be remedied.

6.1.2 a resolution is passed for the winding-up of UBSN (or action of a similar nature is taken in another jurisdiction outside the United Kingdom) (other than a voluntary winding-up for the purposes of a solvent reconstruction or amalgamation) or a petition is presented for a winding-up order to be made against it which is not discharged within two months of presentation.

7.     No assignment

       Except as otherwise provided in this Agreement, neither party shall without the prior written consent of the other assign, mortgage, charge or otherwise deal with any of its rights or obligations under this Agreement.

8.     Force majeure

       Neither party to this Agreement shall have any liability whatsoever to the other or be deemed to be in default of this Agreement as a result of any delay or failure in performing its obligations under this Agreement to the extent that any such delay or failure arises from causes beyond the control of that party including, but not limited to, acts of god, acts or regulations of any governmental or supranational authority, war or national emergency, fire, civil disobedience, strikes, lock-outs and industrial disputes.


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9.     Restrictive Trade Practices Act 1976

       Where this Agreement is or forms part of an agreement which is subject to registration under the Restrictive Trade Practices Act 1976 ("RTPA"), no restriction accepted or information provision made under that Agreement shall be given effect to or enforced until the day after particulars of the agreement have been furnished to the Director General of Fair Trading under section 24 of the RTPA. If either party shall wish to furnish such particulars, the other party will render such co-operation and undertake such action as may reasonably be required of it for such purposes so that particulars may be furnished as soon as practicable following the signature of this Agreement and each party consents to the disclosure of all information so furnished. In this clause 9, the words and terms "agreement" and "subject to registration" shall have the meanings respectively given to them by the RTPA and the reference to "restrictions accepted" or "information provisions made" under the Agreement shall be to restrictions accepted or information provisions made by virtue of which the Agreement is subject to restriction.

10.    Confidentiality

       UBI (UK) and UBSN shall both during and after the Term keep strictly confidential all information relating to the other party which is by is nature or its marked as being "confidential" or which relates to the sale of Kingfisher Products provided that the obligations imposed by this clause 10 shall not apply to information which, at the time it is received, is in the public domain or subsequently comes into the public domain through no fault of the recipient.

11.    Notices and service of proceedings

       11.1 Any notice, request, demand, approval, consent or other communication (a "Notice") to be given in connection with this Agreement shall be in writing signed by or on behalf of the party giving it and shall be irrevocable without the written consent of the party on whom it is served. Any Notice shall be sent or delivered to the party to be served at the address for that party set out in this Agreement. Any alterations in such address shall, to have effect, be notified to the other party in accordance with clause 11.2.

11.2 Service of a Notice must be effected by leaving it at the relevant address or sending it by pre-paid first class post (by air mail if from one country to the other).

11.3   Notices shall be deemed served as follows:

11.3.1 in the case of leaving the Notice at the relevant address, at the time of leaving it there;


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11.3.2 in the case of service by post on the third  Business Day (or in the case of a Notice sent by air mail the seventh Business Day), following the day on which it was posted and in proving such service it shall be sufficient to prove that the envelope containing the Notice was correctly addressed, postage paid and posted.

12.    Law of Agreement

12.1 This Agreement shall be governed by and construed in accordance with the laws of England.

12.2 The parties irrevocably submit for the exclusive benefit of UBSN to the non-exclusive jurisdiction of the courts of England and Wales in respect of any claim, dispute or difference arising out of or in connection with this Agreement.

13.    Goodwill and rights associated with the Trade Marks owned by UB

13.1 UBSN recognizes the great value of the goodwill associated with the Trade Marks and acknowledges that the Trade Marks and all rights therein and the goodwill pertaining thereto belong exclusively to UB. UBSN agrees not to commit any act or omission adverse or injurious to said rights.

13.2 UBSN agrees that every use of the Trade Marks by UBSN shall inure to the benefit of UB, and that save as otherwise set out in this Agreement and the Brewing Agreement, UBSN shall not at any time acquire any rights in the Trade Marks by virtue of any use UBSN may make of the Trade Marks.

13.3 UBSN agrees to cooperate fully and in good faith with UB or UBI (UK) for the purpose of securing, preserving, and protecting UB's rights in and to the Trade Marks.

13.4   UBSN acknowledges that both UB, and pursuant to the UBI (UK) Licence, UBI
       (UK) shall have the right, but shall not under any obligation, to use the Trade Marks in the Territory, however, such use is limited to brand building, advertisement or marketing and shall not contravene the rights and obligations provided in clause 2 or, except as such use shall be consistent with the provisions of the Brewing Agreement.

13.5   UBSN acknowledges that,  pursuant to UBI (UK)'s obligations under the UBI
       (UK) Licence, its failure to cease the use of the Trade Marks on the termination or expiration of this Agreement will result in immediate and irremediable damage to UBI (UK) and to the rights of any subsequent licencee. UBSN acknowledges and admits that there is no adequate remedy at law for such failure, and agrees that in the event of such failure, UBI (UK) shall be entitled to equitable relief by way of temporary and permanent injunctions and such other and further relief including monetary damages as any court with jurisdiction may deem just and proper.


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13.6   UBSN shall report to UBI (UK) in writing any infringement or imitation of the Trade Marks of which UBSN becomes aware. UBI (UK) shall have the sole
       right  to   determine   whether  to   institute   litigation   upon  such
       infringements as well as the selection of counsel. UBI (UK) may commence or prosecute any claims or suits for infringement of the Trade Marks in its own name or the name of UBSN or join UBSN as a party thereto. UBI
       (UK) shall be entitled to keep the entire amount of any recovery therefrom. If UBI (UK) brings an action against any infringer of the Trade Marks. UBSN shall cooperate with UBI (UK) and lend whatever
       assistance   UBSN  can  or  is  necessary  in  the  prosecution  of  such litigation. If UBI (UK) decides not to institute such litigation, it may authorize within its sole discretion, in writing, UBSN to institute such litigation, in which event UBSN shall be solely responsible for the costs of such litigation and shall be entitled to keep any recovery therefrom.

13.7 USBN shall not contest or deny the validity or enforceability of any of the Trade Marks or oppose or seek to cancel any registration thereof by UBI (UK), or aid or abet others in doing so, either during the Term or any time thereafter. UBSN waives notice of infringement with respect to the Trade Marks or any marks similar thereto.

13.8 UBSN acknowledges that any use of the Trade Marks in violation of the provisions of this clause 13 will cause irreparable damage to UBI (UK) and its licencees constitutes an incurable default of this Agreement, and is grounds for immediate termination, following the 30 day cure period, if remediable, of this Agreement.

13.9 UBI (UK)'s rights and obligations under this clause 13 are governed by and may not contravene UB's rights provided by the terms of the UBI (UK) Licence.

14.    Obligations and rights of parties upon termination or expiration

14.1 In the event of expiration or termination of this Agreement, UBSN shall forthwith discontinue the use of the Trade Marks and shall not thereafter use, in any manner, or for any purpose, directly or indirectly, any of the same, or any Trade Marks or symbols deceptively similar thereto. UBSN shall immediately return UBI (UK) any written embodiment relating to the use of the Trade Marks.

14.2 The expiration or termination of this Agreement shall be without prejudice to any other rights or claims of UBI (UK) against UBSN, or any other remedy available to it, or relieve UBSN of any obligations which by their nature survive the expiration or termination of this Agreement

14.3 Upon or following the expiry or termination of this Agreement, UBSN shall cease to licence to SN the right to manufacture Kingfisher Products under the Trade Marks and UBSN shall forthwith purchase any unsold stocks of Kingfisher Products that SN may have in its possession at the then current price for such Products.


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14.4   Upon or  following  the expiry or  termination  of this  Agreement,  UBSN shall, upon the request of UBI (UK), do all things and execute all documents necessary to cancel the entries, if any, which record UBSN as a registered user of the Trade Marks in the Territory.

This Agreement has been duly executed by the parties on the ate set out above.

SIGNED by    K. G. James                )
for and on behalf of                    )       /s/ K. G. James
UNITED BREWERIES                        )
INTERNATIONAL (UK) LIMITED in           )
the presence of

                /s/ Thomas Purton
                T. E. Purton
                10 Snow Hill
                London EC1A2AL


SIGNED by     David R. Townshend        )
For and on behalf of                    )       /s/ David R. Townshend
UBSN LIMTED in the                      )
Presence of                             )

                /s/ Thomas Purton
                T. E. Purton
                10 Snow Hill
                London EC1A2AL


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                                   SCHEDULE 1

                                   Trade Mark

        Class:                                              Schedule 4, Class 32

        Registration No:                                    1,182,204

        Date of Registration:                               23 September 1982

        "Kingfisher" Trade Mark and Logo:                   See overleaf


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                                     [LOGO]

                                   KINGFISHER

                            TRAVERS SMITH BRAITHWAITE



                             DATED 9th OCTOBER 1998



                 (1) UNITED BREWERIES INTERNATIONAL (UK) LIMIED

                           (2) SHEPHERD NEAME LIMTED

                                (3) UBSN LIMITED



                           CONTRACT TO BREW AND SUPPLY
                           KINGFISHER PRODUCTS TO UBSN

                                    CONTENTS


Clause

1.     Definitions

2.     Grant of brewing rights

3.     Supply of Kingfisher Products UBSN

4.     Composition, Quality and Presentation

5.     Term

6.     Termination

7.     No assignment

8.     Force majeure

9.     Restrictive Trade Practices Act 1976

10.    Confidentiality

11.    Notices and service of proceedings

12.    Law of Agreement

13.    Non-competition

14.    Records

15.    Liability, insurance and indemnification

16.    Obligations and rights of parties upon termination or expiry

17.    Compliance with laws


Schedules

1.     Trade Mark and Logo

2.     Current Kingfisher Products

3.     Part I - Base prices ex-duty for Current Kingfisher Products

       Part II - Price premium ex-duty for Current Kingfisher Products


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THIS AGREEMENT is made on 9th October 1998


BETWEEN:

(1) UNITED BREWERIES INTERNATIONAL (UK) LIMITED, a company registered in England with number 1688201 whose registered office is at 75 Westow Hill Crystal Palace, London SE19 1TX, England ("UBI");

(2) SHEPHERD NEAME LIMITED, a company registered in England with number 138256 whose registered office is at 17 Court Street, Faversham, Kent ME13 7AX, England ("SN"); and

(3) UBSN LIMITED, a company registered in England with number 2367133 whose registered office is at a 75 Westow Hill, Crystal Place, London SE19 1TX ("UBSN").

WHEREAS:

(A) UB is the beneficial owner throughout the Territory of all trade marks, service marks, logotypes, commercial symbols, insignias and designs, registered and unregistered, relating to the name "Kingfisher" and to the Kingfisher logo which logo is set out in Schedule 1 (the "Trade Marks").

(B) Pursuant to the UBI Licence, UB has granted UBI an exclusive licence, irrevocable for the term of this Agreement, for the purpose only of enabling UBSN and SN to use the Trade Marks for the purposes set out in this Agreement.

(C) Pursuant to the UBSN Licence, UBI, in substitution for the Original UBSN Licence, has granted UBSN the exclusive right to brew, package, develop, market and sell Kingfisher Products in the United Kingdom.

(D) SN has substantial experience in the business of brewing, packaging, selling and supplying beer and, pursuant to the Sub-Licence, is currently engaged in brewing and supplying Current Kingfisher Products to UB and UBSN.

(E) SN desires to enter into a contract to carry on the business of brewing packaging, selling and supplying Kingfisher Products to UBSN and UBSN has agreed to grant to SN such rights in accordance with the terms of this Agreement.

IT IS AGREED as follows:

1.     DEFINITIONS

1.1 In this Agreement the following words and phrases shall, unless the context requires otherwise, have the following meaning:

Barrel                                  36 imperial gallons;

Brewery SN's brewery at 17 Court Street, Faversham, Kent ME13 7AX and/or any other brewery at which SN brews Kingfisher Products from time to time;

Business Day                            a day,  other than a Saturday or Sunday,
                                        on which clearing banks are normally open for business in the City of London;

Current Kingfisher Products             Those Kingfisher Products supplied by SN
                                        to UB or UBSN at the date o this Agreement as described in Schedule 2;

Distribution Agreement                  has the meaning set out in clause 2.3;

Excess                                  has the meaning set out in clause 3.9;

Group Company                           UB and its  subsidiaries  for  the  time
                                        being  and from  time to time and  Group
                                        Companies     shall     be     construed
                                        accordingly;

Initial Term                            has the meaning set out in clause 5.1;

Joint Venture Agreement the joint venture agreement dated 14th August 1989 between SN an UBI (as the same may have been amended from time to time);

Kingfisher                              Products  lager and other beer  products
                                        brewed and prepared for sale in bottled,
                                        canned,   draught   or  other  form  and
                                        marketed or to be marketed under the Trade Marks or any of them;

Letter Agreement                        the letter  agreement  dated 14th August
                                        1989 between SN and UBI in relation to the operation and administration of UBSN
                                        (as the same may have been amended from time to time);

Original UBSN Licence                   the  licence  dated 14th August 1989 and
                                        made between UB and UBSN;

person includes bodies corporate, individuals firms, partnerships and any other body of persons, whether incorporated or unincorporated.

Quarter each period of three calendar months ending on 31st March, 30th June, 30th
                                        September and 31st December in each Year;

Regulation                              Commission Regulation EC/1983/83;

Retail Prices Index                     the  index  entitled  "General  Index of
                                        Retail Prices - All items" prepared by the Office for National Statistics or, if such index is not published for the period in question, any replacement or substitute therefor;

RPI Percentage                          in respect of the  Retail  Prices  Index
                                        published for any month in any Year, the difference, expressed as a percentage, between the average level of the Retail
                                        Prices Index for that month and the eleven preceding months (calculated by adding the twelve monthly indices and dividing by twelve) and the average level of the Retail Prices Index for the same month in the preceding Year and the eleven preceding months (calculated in the same manner);

South East Asia                         India, Pakistan,  Thailand, the Union of
                                        Myanmar,    Nepal,    Sri    Lanka   and
                                        Bangladesh;

South East Asian Lager                  any brand of lager:

                                        (a)    with  sales in a country in South
                                               East Asia equal to 50% or more of
                                               the  total  worldwide  sales  for
                                               such brand of lager; or

                                        (b)    which  is  marketed  or  sold  as
                                               originating  from  a  country  in
                                               South East Asia;

Specifications                          the  specifications for the composition,
                                        quality and  presentation  of Kingfisher
                                        Products referred to in clause 4;

Sub-Licence                             the  sub-licence  dated 14th August 1989
                                        and made between UBSN and SN;

Term                                    the term of this Agreement;

Territory                               the   United   Kingdom,   Belgium,   the
                                        Netherlands,   France,  Germany,  Italy,
                                        Austria,  Switzerland,  Finland, Sweden,
                                        Norway,  Denmark,  Eire, Greece,  Spain,
                                        Portugal,    Luxembourg,   Iceland   and
                                        Liechtenstein;

UB United Breweries Limited, a company registered in India with number 08/740 whose registered office is at 1/1 Vittal Mallya Road, Bangalore 560 001, India;

UBI Licence                             the  licence of even date  herewith  and
                                        made between UB and UBI;

USBN Licence                            the  licence of even date  herewith  and
                                        made between UBI and USBN; and

Year each period of 12 calendar months commencing on lst January and ending on 31st December during the Term except that the first Year shall be the period from the date of this Agreement to 3lst December 1998 and the last Year shall be the period from lst January to the date of termination of this Agreement.

1.2 The headings in this Agreement are for convenience only and shall not affect its meaning.

1.3 Reference to a clause or Schedule are (unless otherwise stated) to a clause of and Schedule to this Agreement.

1.4 Words importing the singular include the plural and vice versa, words importing a gender include every gender.

1.5 Where used in this Agreement, the term "subsidiary" shall have the meaning ascribed thereto in Section 736 of the Companies Act 1985 (as the same may be amended, re-enacted or consolidated from time to time).

2.     GRANT OF BREWING RIGHTS

2.1 Subject to the provisions of this Agreement, UBSN hereby grants to SN the exclusive right to brew, keg, bottle, can, label and package Kingfisher Products in the United Kingdom in accordance with the terms of this Agreement and the Specifications.

2.2 Save in accordance with the provisions of this Agreement, each of UBI and UBSN undertakes to SN that throughout the Term, it shall not and shall not authorize or grant any form of licence or right to any other person to, brew, keg, bottle, can, label and/or package products using the Trade Marks in the United Kingdom.

2.3    Each  of  UBI  and  UBSN  agree,   in  relation  to  agreements  for  the
       distribution of Kingfisher Products within the Territory (each a "Distribution Agreement") entered into whilst the Regulation remains in force, that they shall ensure and shall procure that all Group Companies shall ensure that each such Distribution Agreement contains provisions obliging the distributor (i) to obtain supplies Kingfisher Products for resale only from a Group Company and/or SN and (ii) to refrain, in relation to the supply of Kingfisher Products for resale, from seeking customers, from establishing any branch and from maintaining any distribution depot in the United Kingdom and shall enforce and procure that all Group Companies shall enforce such provisions.

2.4 In relation to Distribution Agreements entered into after the replacement of the Regulation, UBI and UBSN shall ensure and shall procure that all Group Companies shall ensure that each such Distribution Agreement contains such restrictions on the distributor as shall be permitted under the terms of any replacement of the Regulation and shall enforce and procure that all Group Companies shall enforce such restrictions.

2.5 Each of UBI and UBSN agree, in relation to agreements with persons (including, without limitation, Group Companies) for the brewing of Kingfisher Products within the Territory, that they shall ensure and shall procure that all Group Companies shall ensure that each such agreement contains provisions obliging the brewer to supply Kingfisher Products only to a Group Company or a person appreciated by a Group Company to distribute Kingfisher Products in accordance with this Agreement and shall enforce and procure that all Group Companies shall enforce such provisions.

2.6 UBI undertakes to SN that, save in relation to the amount and/or the payment of royalties thereunder, it will not agree to amend or terminate and/or amend or terminate the UBI Licence. UBI and UBSN each further undertake to SN that, save in relation to the amount and/or the payment of royalties thereunder, it will not agree to amend and/or amend the UBSN Licence. Further, UBI and UBSN undertake to SN that, save in accordance with the termination provisions set out in clause 6 of the UBSN Licence and subject always to clause 2.7, they will not agree to terminate and/or terminate the UBSN Licence.

2.7 Notwithstanding clause 2.6, UBI further undertakes to SN that if at any time during the Terms:

       2.7.1 UBSN ceases to be a subsidiary of UBI (except as a result of the admission of the whole or any class of the issued share capital of UBSN to the Official List of the London Stock Exchange or to trading on the Alternative Investment Market of the London Stock Exchange or to any other recognized investment exchange (as defined in section 207 of the Financial Services Act 1986); or

       2.7.2  the UBSN Licence terminate for any reason,

       UBI will simultaneously enter into as brewing agreement with SN in identical terms to this Agreement save that the term of such brewing agreement shall be the unexpired Term as the date UBSN ceases to be a subsidiary of UBI or the date upon which the UBSN Licence terminates (as the case may be).

2.8 If, for any reason, UBSM or UBI (as the case may be) fails to comply with the terms of clauses 2.3, 2.4, 2.5, 2.6 or 2.7, SN shall have the right to terminate this Agreement forthwith by notice to UBI and UBSN.

2.9 With effect from the date of this Agreement, the Original UBSN Licence, the Sub-Licence, the Joint Venture Agreement and the Letter Agreement shall terminate.

3.     SUPPLY OF KINGFISHER PRODUCTS TO UBSN

3.1 Subject to clause 3.9, SN agrees with UBSN to supply Kingfisher Products brewed by SN for delivery (at UBSN's costs) to UBSN (or such persons as UBSN may direct) to destinations within the United Kingdom in response to orders from UBSN which are accepted by SN in accordance with the order and the terms of this Agreement PROVIDED THAT:

       3.1.1 SN shall not be required to brew or supply draught Kingfisher Products for sale or re-sale outside the United Kingdom; and

       3.1.2 If SN is asked by UBSN to brew or supply non-draught Kingfisher Products for sale or re-sale outside the United Kingdom, UBSN shall be responsible, and pay SN, inter alia, for any and all additional costs of labeling and packaging such Kingfisher Products.

3.2 UBSN shall provide to SN on a monthly basis a rolling forecast of its requirements of Kingfisher Products for the following three months. Forecasts made in respect of any month may not thereafter be revised by more than 15% in either direction and notice of any revision within such percentage must be received by SN at least 20 Business Days before the commencement of the month in respect of which the forecast has been made. SN shall, provided that UBSN returns a sufficient number of casks to enable it to do so, accept orders for Kingfisher Products from UBSN placed in respect of a month which are within UBSN's forecast of that month and may, but shall not be obliged to, accept any order for Kingfisher Products which is in excess of UBSN's forecast for that month.

3.3 The prices payable by UBSN for Kingfisher Products brewed by SN an delivered to UBSN during the first Year shall be the base prices ex-duty set out in Schedule 3 plus, in respect of each Year (including the First
       Year), the cost of transportation from the Brewery to the place of delivery, all insurance costs, the applicable price premium set out in
       Part II of Schedule 3, all applicable sales taxes and all applicable excise and other duties (including without limitation, United Kingdom excise duty) at the applicable rate.

3.4 UBSN shall itself be responsible for paying to the relevant authorities any sales taxes, duties or customers changes in relation to Kingfisher Products destined for export.

3.5 The prices for any other Kingfisher Products shall be as agreed between SN an UBSN.

3.6 In relation to each subsequent Year after the first Year, SN shall be entitled to propose to UBSN an increase, to take effect from the beginning of such Year, in the ex-duty prices set out in Schedule 3 charged by it to UBSN for each Kingfisher Product by an amount which, expressed as a percentage of the price of such Product for the immediately preceding Year, is equal to the percentage increase in SN's material and non-material costs of production per Barrel of the Product in question (including, for the avoidance of doubt, wages, utilities and other production costs attributable to the production of Kingfisher Products). Proposed price increases shall be notified by SN to UBSN not later than lst December 1998 and lst December in each subsequent Year. Proposed price increases once notified to UBSN shall be discussed between UBSN and SN with a view to agreement of the same. If the proposed price increases are agreed by UBSN, the increased prices shall apply with effect from the commencement of the next following Year. If, at the end of any Year, SN discovers that there has been an overall decrease in its material and non-material costs of production per Barrel of any Kingfisher Product in that Year, SN shall notify UBSN within 30 days of becoming aware of such fact and UBSN and SN shall discuss how such decrease should be reflected in the price charged by SN to UBSN for such Kingfisher Product for the next following Year.

3.7 If any price increase proposed by SN under clause 3.6 in relation to any Year (a "Disputed Year") is not agreed by UBSN by the commencement of the Disputed Year, SN shall be entitled with effect from the commencement of such Year to increase the prices charged by it to UBSN for Kingfisher Products by an amount which (expressed as a percentage of the ex-duty price for the Year in question) is equal to the RPI Percentage calculated by reference to the level of the Retail Prices Index for October (or, if not yet published, the most recently published Retail Prices Index) in the Year immediately preceding the Disputed Year. In addition, SN shall have the right to terminate this Agreement by twelve months' notice to UBI and UBSN served within 30 days of the commencement of the Disputed Year.

3.8 SN shall issue invoices to UBSN and UBSN shall pay such invoices in full by the end of the month following the month in which the invoice is issued ('the due date') provided that delivery of the Kingfisher Products which are the subject of the order is properly made by SN in accordance with the terms of the relevant order. The applicable prices for Kingfisher Products shall be those prevailing at the date of delivery. If any invoice issued to UBSN is not paid by the due date, SN may, without prejudice to any other rights or remedies it may have (i) subject to giving UBSN at least 14 days notice of its intention to do so, cancel or suspend any further delivery of Kingfisher Products to UBSN; and (ii) charge interest on all overdue payments, before as well after judgment, at the rate of 2% per annum above the base rate from time to time of National Westminster Bank plc (or its successor) from the due date until the date on which payment in full is made.

3.9 SN shall not be obliged to supply Kingfisher Products to UBSN in excess of 30,000 Barrels in aggregate in any Year. If the volume of Kingfisher Products ordered by UBSN under clause 3.1 increases or is reasonably expected by SN to increase to 30,000 Barrels or more in any Year, SN shall promptly so notify UBSN. In the event of such increased volume or anticipated increased volume, UBI or UBSN shall, subject to clauses 2.3, 2.4, 2.5 and 3.10, have the right to brew itself or to negotiate and contract with other persons for the brewing and the supply of Kingfisher Products in excess of 30,000 Barrels per Year (the "Excess") within the United Kingdom PROVIDED THAT, prior to UBI or UBSN brewing the Excess itself or contracting with another person for the brewing in the United Kingdom of the Excess, SN shall have the option to supply the Excess on terms equal to or better than UBI's, UBSN's or the other person's good faith offer, which option shall be valid for 30 (thirty) days following SN's receipt of such terms in writing.

3.10 Subject to clause 3.11, UBI, SN and UBSN agree that if SN does not exercise its option to brew the Excess under clause 3.9 and UBI or UBSN thereafter brew the Excess itself or contract with another person for the supply of the Excess, the rights granted to SN under this Agreement shall not be affected except to the extent that such rights shall no longer be exclusive PROVIDED THAT, for the avoidance of doubt, and notwithstanding the foregoing. UBI and/or UBSN shall continue to order from SN the first 30,000 Barrels of its requirements for Kingfisher Products for re-sale in the United Kingdom in any Year.

3.11 Without prejudice to clause 3.10, if the aggregate volume of Kingfisher Products ordered by UBSN from SN in any Year falls below 7,500 Barrels:-

       3.11.1 SN shall be entitled to terminate this Agreement by not less than 12 month notice to UBI and UBSN; and

       3.11.2 Clause 13.1 shall cease to apply with effect from the end of the Year in which such shortfall occurs

3.12 If, in any 4 (four) months out of a consecutive 6 (six) month period, SN fails, in response to orders accepted by SN, to supply at least 95% of the Kingfisher Products the subject of the order within the applicable delivery period, SN and UBSN shall negotiate with a view to agreeing what, if any, compensation should be paid to UBSN. Failing such agreement within 30 (thirty) Business Days, UBSN shall be entitled to terminate this Agreement pursuant to clause 6.1.2.

4.     COMPOSITION, QUALITY AND PRESENTATION

4.1 In brewing and packaging Kingfisher Products under this Agreement, SN shall:

       4.1.1 use only raw materials acceptable to UBSN or, subject to clause 4.2, if such raw materials are not available in the Territory at any time in sufficient quantity (whether home produced or made available through importation) or at a reasonable price, the best reasonable alternative thereto acceptable to UBSN;

       4.1.2  use only qualified technical personnel;

       4.1.3 brew Kingfisher Products in accordance with the Specifications and in every other material respect to the reasonable satisfaction of UBSN;

       4.1.4  package Kingfisher Products in accordance with the specifications;

       4.1.5 store Kingfisher Products at the Brewery under commercially acceptable conditions;

       4.1.6 keep, for a minimum of 3 months following the date of dispatch of each batch of bottled Kingfisher Products from the Brewery, a sample from each such batch, and promptly notify and discuss with UBSN any complaint about the quality of any such batch which SN may receive.

4.2 Where, under clause 4.1.1, SN proposes to use any alternative raw materials, it shall so notify UBSN and, if within the period of 15 days following such notification, UBSN has not indicated in writing that the proposed alternative(s) are unacceptable, they shall be deemed acceptable for the purposes of clause 4.1.1.

4.3 UBSN shall be entitled at any time during normal business hours to call at the premises of SN without appointment for the purpose of inspecting the production of Kingfisher Products with a view to satisfying itself that SN is complying in all respects with any of the matters referred to in clause 4.1. UBSN agrees not to unreasonably withhold any approval or acceptance to be given by it for the purpose of clause 4.1 and 4.2 and further agrees that SN shall have no liability to UBSN or UBI for the consequences of any delay in providing any approval or acceptance. UBSN acknowledges and agrees that the Current Kingfisher Products comply with the provisions of clause 4.1, that the raw material currently being used in the manufacture of such Products are acceptable to UBSN and that the specifications for the current packaging for such Products are approved by UBSN.

4.4 If, at any time, UBSN wishes to alter the composition, quality or presentation of Kingfisher Products or to introduce a new Kingfisher Product, it shall notify SN of its request. SN shall use reasonable endeavours to effect such request and, in particular, SN shall, within 30 days of such notification (or 90 days in the event of material changes to the packaging of Kingfisher Products), indicate to USBN whether it is able to make such alteration or to brew and package such new Kingfisher Product and, if so, the time needed to implement such alteration or introduction and, as the case may be, whether such alteration would require any change in the price of the Kingfisher Product concerned or, in the case of a new Kingfisher Product what price SN proposed to charge for such new Kingfisher Product. If , on receipt of such response, UBSN wishes to implement such alteration or introduces such new Kingfisher Product, it shall so notify SN. SN shall implement such change in the time indicated in SN's response and with effect from the date of completion of such implementation or introduction, the price of the Kingfisher Product concerned shall be the price indicated in SN's response. UBSN and SN agree to act reasonably and in good faith in their dealings with any request for or implementation of any alteration in any Kingfisher Product or introduction of a new Kingfisher Product.

4.5 SN shall use all reasonable endeavours to ensure that Kingfisher Products are not sold or delivered by it to UBSN under this Agreement after the expiry of the period of 4 (four) months from their date of manufacture.

4.6 Subject to clauses 4.2 and 4.3, if any Kingfisher Products brewed by SN and supplied to UBSN fail to meet the quality standards required by UBSN under clause 4.1.4, SN shall at its sole option replace such Kingfisher Products with all reasonable dispatch or grant UBSN a credit equal to the price at which such Kingfisher Products were invoiced.

4.7    SN shall have no liability under clause 4.6:-

       4.7.1 unless the allegedly defective Kingfisher Products are promptly returned to SN carriage paid and properly have been found after examination by SN not to have complied with the quality standards required under clause 4.1.4;

       4.7.2 to the extent that the failure to comply with such quality standards has been caused or materially contributed to by the Kingfisher Products having been transported, stored or used otherwise than in compliance with any specifications laid down by SN.

       For the avoidance of doubt, any batch of Kingfisher Products shall be deemed to comply with the aforesaid quality standards if the sample taken from such batch of Kingfisher Products under clause 4.1.6 so complies unless UBSN can prove otherwise.

       4.8 If, under clause 4.4, SN does not effect the alteration to the composition, quality or presentation of some or all of the Kingfisher Products (together "Relevant Kingfisher Products") as reasonably requested by UBSN:

              4.8.1 UBSN shall be entitled within the period of 3 months thereafter, to terminate this Agreement by 12 months' notice to SN: and/or

              4.8.2 UBSN shall be entitled within the period of 3 months thereafter to contract and license other persons within the United Kingdom to brew, package, sell, market and distribute such Relevant Kingfisher Products.

4.9 If, under clause 4.4, SN unable or unwilling to produce a new Kingfisher Product as requested by UBSN, then without prejudice to clause 2.1, UBSN shall be entitled to contract and licence other persons within the United Kingdom to brew, package, sell, market and distribute such new Kingfisher Product.

5.     TERM

5.1 This Agreement shall commence on the date hereof and shall continue (unless terminated earlier in accordance with its terms) for a period of 10 years (the "Initial Term").

5.2 At any time within the period of two years prior to the expiry of the Initial Term, either SN or UBSN may serve notice on the other (an "Extension Notice") requesting an extension of the Term beyond the Initial Term subject to such revisions to this Agreement as may be specified in such notice.

5.3 Following the service of an Extension Notice, SN and UBSN shall negotiate in good faith with a view to agreeing the requested extension and any revisions to this Agreement but if they are unable to agree the same prior to the expiry of the Initial Term, this Agreement shall terminate on the expiry of the Initial Term.

6.     TERMINATION

6.1 UBSN may, without prejudice to any other rights it may have, immediately upon giving notice, terminate this Agreement on the happening of any of the following events:

       6.1.1 SN commits a substantial breach of a material term or condition of this Agreement and such breach (if capable of remedy) continues for 30 days after notice from UBSN specifying the breach and requiring the same to be remedied;

       6.1.2  SN makes or  commits  such a breach  as is  referred  to in clause
              6.1.1 which is incapable of remedy;

       6.1.3 SN ceases to carry on its business or a substantial part of its business or disposes of or transfers the whole or a substantial part of its undertaking, property or assets or stops payment of its debts;

       6.1.4 SN makes a proposal for a composition in satisfaction of its debts or a scheme of arrangement of its affairs (or takes action of an equivalent nature in another jurisdiction outside the United Kingdom) or is unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 (or any equivalent provision outside the United Kingdom);

       6.1.5 a petition is presented or resolution is passed for the winding-up of SN (or action of a similar nature is taken in another jurisdiction outside the United Kingdom) (other than a voluntary winding-up for the purposes of reconstruction or amalgamation, the terms of which have previously been approved in writing by UBSN);

       6.1.6 a petition presented to administration order to be made in relation to SN, or a receiver or manager or administrative receiver or like person is appointed of the whole or any material part of the property, undertaking or assets of SN (or action of a similar nature to any of the foregoing is taken in another jurisdiction outside the United Kingdom).

6.2 SN may, without prejudice to any other rights it may have, immediately upon giving notice terminate this Agreement on the happening of any of the following events:

       6.2.1 UBI or UBSN commits a substantial breach of a material term or condition of this Agreement (including, without prejudice to the generality of the foregoing, UBSN failing to pay any amount due to SN in accordance with this Agreement) and such breach (if capable of remedy) continues for 30 days after notice from SN specifying the breach and requiring the same to be remedied;

       6.2.2 either UBI or UBSN makes or commits such a breach as is referred to in clause 6.2.1 which is incapable of remedy;

       6.2.3 either UBI or UBSN ceases to carry on its business or a substantial part of its business or disposes of or transfers the whole or a substantial part of its undertaking, property or assets or stops payment of its debts;

       6.2.4 either UBI or UBSN makes a proposal for a composition in satisfaction of its debts or a scheme of arrangement of its affairs (or takes action of an equivalent nature in another jurisdiction outside the United Kingdom) or is unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 (or any equivalent provision outside the United Kingdom);

       6.2.5 a petition is presented or resolution is passed for the winding-up of either UBI or UBSN (or action of a similar nature is taken in another jurisdiction outside the United Kingdom) (other than a voluntary winding-up for the purposes of reconstruction or amalgamation, the terms of which have previously been approved in writing by SN);

       6.2.6 a petition is presented for an administration order to be made in relation to either UBI or UBSN, or a receiver or manager or administrative receiver or like person is appointed of the whole or any material part of the property, undertaking or assets of either UBI or UBSN (or action of a similar nature to any of the foregoing is taken in another jurisdiction outside the United Kingdom).

7.     NO ASSIGNMENT

Except as otherwise provided in this Agreement, no party shall, without the prior written consent of the other parties, assign, mortgage, charge or otherwise deal with any of its rights or transfer any of its obligations under this Agreement.

8.     FORCE MAJEURE

Neither UBSN nor SN shall have any liability whatsoever to the other parties or be deemed to be in breach of this Agreement as a result of any delay or failure in performing its obligations under this Agreement to the extent that any such delay or failure arises from causes beyond the control of that party including, but not limited to, acts of god, acts or regulations of any governmental or supranational authority, war or national emergency, fire, flood, civil disobedience, strikes, lock-outs and industrial disputes.

9.     RESTRICTIVE TRADE PRACTICES ACT 1976

Where this Agreement is or forms part of an agreement which is subject to registration under the Restrictive Trade Practices Act 1976 ("RTPA"), no restriction accepted or information provision made under that agreement shall be given effect to or enforced until the day after particulars of the agreement have been furnished to the Director General of Fair Trading under section 24 of the RTPA. If any party shall wish to furnish such particulars, the other parties will render such co-operation and undertake such action as may reasonably be required of them of such purpose so that particulars may be furnished as soon as practicable following the signature of this Agreement and each of the parties consents to the disclosure of all information so furnished. In this clause 9, the words and terms "agreement" and "subject to registration" shall have the meanings respectively given to them by the RTPA and reference to "restrictions accepted" or "information provisions made" under the Agreement shall be to restrictions accepted or information provisions made by virtue of which the Agreement is subject to registration.

10.    CONFIDENTIALITY

UBI, UBSN and SN shall each during and after the Term keep strictly confidential all information relating to the other parties which is by its nature or is marked as being "confidential" or which relates to the manufacture, packaging, marketing, distribution or sale of Kingfisher products PROVIDED THAT the obligations imposed by this clause 10 shall not apply to information which: (i) at the time it is received, is in the public domain or subsequently comes into the public domain through no fault of the recipient; or (ii) is required to be disclosed by law or by any regulatory requirement or by any regulatory authority.

11.    NOTICES AND SERVICE OF PROCEEDINGS

11.1 Any notice, request, demand, approval, consent or other communication (a "Notice") to be given in connection with this Agreement shall be in writing signed by or on behalf of the party giving it and shall be irrevocable without the written consent of the parties on whom it is served. Any Notice shall be sent or delivered to the party to be served at the address for that party set out in this Agreement. Any alterations in such address shall, to have effect, be notified to the other party in accordance with clause 11.2.

11.2 Service of a Notice must be effected by leaving it at the relevant address or sending it by pre-paid first class post (or by air mail if from one country to the other).

11.3   Notices shall be deemed served as follows:

       11.3.1 in the case of leaving the Notice at the relevant address, at the time of leaving it there;

       11.3.2 in case of service by post on the third Business Day (or in the case of a Notice sent by air mail the seventh Business Day), following the day on which it was posted and in proving such service it shall be sufficient to prove that the envelope containing the Notice was correctly addressed, postage paid and posted.

12.    LAW OF AGREEMENT

12.1 This Agreement shall be governed by and construed in accordance with the laws of England.

12.2 The parties irrevocably submit for the exclusive benefit of SN to the exclusive jurisdiction of the Courts of England and Wales in respect of any claim, dispute or difference arising out of or in connection with this Agreement.

13.    NON-COMPETITION

13.1   SN agrees that it will not brew another South East Asian Lager:

       13.1.1 during the Term:

       13.1.2 if this Agreement at the end of the Initial Term, during the period of one year after such expiry;

       13.1.3 if this Agreement terminates following notice from UBSN under clause 6.1.1, during the period of three years after the date of termination;

       13.1.4 if this Agreement terminates following notice from SN pursuant to clause 6.2, during the period of one year after the date of termination.

13.2 SN agrees that during the Term it will not brew any lager product with the same Specifications as the Kingfisher Products under any trade mark, trade name or commercial symbol other than the Trade Marks and that no trade mark other than the Trade Marks shall be affixed by SN to any of the Kingfisher Products or to the packaging thereof without UBI's prior written consent and SN acknowledges that this provision shall survive the termination of this Agreement.

14.    RECORDS

14.1 SN shall record details of the manufacture of Kingfisher Products by such product categories as may be agreed with UBSN and shall keep and maintain accurate records thereof throughout the Term and for 1 (one) year thereafter.

14.2 UBSN shall have the right upon 5 (five) days notice, to enter SN's premises or other location where the records referred to in clause 14.1 are maintained to inspect, audit and (at UBSN's expense) make copies of such records and upon receipt of such notice, SN shall make such records available for inspection.

15.    LIABILITY, INSURANCE AND INDEMNIFICATION

15.1 SN shall purchase and maintain at all times during the Term product liability insurance with minimum coverage for any Year of (pound)5 million (five million pounds). Such insurance shall be in addition to, and not in lieu of, any policy or policies of insurance maintained by UBSN. SN shall provide UBSN with a copy of such insurance policy and evidence that premiums have been paid up to date not later than 30 (thirty) days after the execution of this Agreement and on request from UBSN thereafter.

15.2 SN hereby agrees to defend, indemnify and hold harmless UBSN from and against any and all costs, damages and expenses (including reasonable legal fees) (together "Loss") incurred by UBSN arising out of or in connection with any claim by a third party relating to the manufacture, preparation, packaging or supply of the Kingfisher Products by SN save that SN's liability under this clause 15.2 shall be extinguished or reduced to the extent that any Loss is caused by or contributed to by UBI and/or UBSN, the use by SN of the Trade Marks or any information or requirements provided by or, as the case may be, imposed by UBI and/or UBSN in relation to the same. UBSN shall notify SN of any such claim promptly upon receiving notice or being informed as to the existence thereof. Upon such notice from UBSN, SN shall promptly take such action as may be necessary to protect and defend UBSN against such claim.

15.3 SN's aggregate liability to UBI and UBSN for any damage, loss, cost, claim or expense caused or contributed to by SN arising out of or in connection with any claim relating to the manufacture, preparation, packaging or supply of the Kingfisher Products (including under indemnity in clause 15.2) shall in no circumstances whatsoever exceed the sum of (pound)5 million (five million pounds) per Year whether such liability arises in contract, tort, negligence, misrepresentation, breach of statutory duty or otherwise howsoever, PROVIDED ALWAYS THAT nothing in this clause shall exclude or restrict the liability of SN for fraud or death or personal injury caused by its negligence.

16.    OBLIGATIONS AND RIGHTS OF PARTIES UPON TERMINATION OR EXPIRY

16.1 On expiry or termination of this Agreement, SN shall immediately return to UBI any written embodiment of the Specifications.

16.2 The expiry or termination of this Agreement shall be without prejudice to any accrued rights or obligations of the parties towards each other and shall be without prejudice to any obligations which by their nature survive the expiry or termination of this Agreement.

16.3 Upon or following the expiry or termination of this Agreement, SN shall cease to manufacture Kingfisher Products under the Trade Marks and UBI or UBSN shall forthwith purchase any unsold stocks of Kingfisher products that SN may have in its possession at the then current price for such Products.

17.    COMPLIANCE WITH LAWS

SN shall manufacture, prepare, package and supply Kingfisher Products in all material respects in compliance with all applicable laws, rules and regulations of all Governmental authorities in the United Kingdom including, but not limited to, all applicable food, safety, health and other laws.

IN WITNESS WHEREOF this Agreement has been duly executed by the parties on the date set out above.

                                   SCHEDULE 1

                                   Trade Mark


Class:                                                  Schedule 4, Class 32

Registration No:                                        1,182,204

Date of Registration:                                   23 September 1982

"Kingfisher: Trade Mark and Logo:                       See overleaf

                                     [LOGO]

                                   KINGFISHER

                                   SCHEDULE 2

                           Current Kingfisher Products


Kingfisher Premium (available in 500ml and 330ml UK bottles; 355ml and 330ml in export carton and in draught).

                                   SCHEDULE 3



                                     Part I

                               Base prices ex-duty
                         For Current Kingfisher Products

   Prem Keg         Prem Keg        UK Bottle        UK Bottle      Export Bottle    Export Bottle    Export Bottle
  9 gallons         30 litre        330ml x 24       500ml x 12       355ml x 6        355ml x 24       330ml x 24
   4.8% abv         4.8% abv         4.8% abv         4.8% abv         4.8% abv         4.8% abv         4.8% abv
(pound)/Barrel   (pound)/Barrel   (pound)/Barrel   (pound)/Barrel   (pound)/Barrel   (pound)/Barrel   (pound)/Barrel
    40.64            40.64            104.71           105.88           126.50           100.38           107.70


These prices shall be rebated by (pound)1 per Barrel in the Year ending 31st December 1998 and by 50p per Barrel in the Year ending 31st December 1999.

                                   SCHEDULE 3

                                     Part II

                            Price premium ex-duty for
                           Current Kingfisher Products


In the first Year:

            (pound)7.00 per Barrel for the first 10,000 Barrels; and

            (pound)3.00 per Barrel for the next 5,000 Barrels

and in each subsequent Year a sum per Barrel equal to the price premium for the immediately preceding Year increased by an amount which (expressed as a percentage of this price premium for the immediately preceding Year) is equal to the RPI Percentage calculated by reference to the level of the Retail Prices Index for October (or if not yet published the most recently published Retail Prices Index) in the immediately preceding Year.

SIGNED by       K. G. James             )
for and on behalf of                    )       /s/ K. G. James
UNITED BREWERIES                        )
INTERNATIONAL (UK) LIMITED in           )
the present of

                /s/ Thomas Purton
                T. E. Purton
                10 Snow Hill
                London Ec1A 2AL

SIGNED by       R. U. B. Neame          )
For and on behalf of                    )       /s/ R. U. B. Neame
SHEPHERD NEAME LIMITED                  )
presence of                             )

                /s/ Thomas Purton
                As above

SIGNED by       B. K. C. Dozey          )
For and on behalf of                    )       /s/ B. K. C. Dozey
USBSN LIMTED in the                     )
presence of                             )

                /s/ Thomas Purton
                As above